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                        SPELLING ENTERTAINMENT GROUP INC.
              EXHIBIT 11 - COMPUTATION OF NET LOSS PER COMMON SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                           Three Months Ended                 Nine Months Ended
                                                              September 30,                     September 30,
                                                       ---------------------------       ---------------------------
                                                          1998             1997             1998             1997
                                                       ----------       ----------       ----------       ----------
Loss from continuing operations applicable
        to common stock                                $   (4,459)      $  (18,087)      $   (2,794)      $  (14,322)
Loss from discontinued operations                          25,000               --           25,000               --
                                                       ----------       ----------       ----------       ----------

Net loss applicable to common stock                    $  (29,459)      $  (18,087)      $  (27,794)      $  (14,322)
                                                       ==========       ==========       ==========       ==========


Shares:
        Basic shares - weighted average of common
                  shares outstanding                       92,514           90,746           92,223           90,730
        Additional shares assuming conversion of
                  stock options and warrants                   --               --               --               --
                                                       ----------       ----------       ----------       ----------
        Diluted shares                                     92,514           90,746           92,223           90,730
                                                       ==========       ==========       ==========       ==========

Basic loss per common share:
        Continuing operations                          $    (0.05)      $    (0.20)      $    (0.03)      $    (0.16)
        Discontinued operations                             (0.27)              --            (0.27)              --
                                                       ----------       ----------       ----------       ----------
Basic loss per common share                            $    (0.32)      $    (0.20)      $    (0.30)      $    (0.16)
                                                       ==========       ==========       ==========       ==========

Diluted loss per common share:
        Continuing operations                          $    (0.05)      $    (0.20)      $    (0.03)      $    (0.16)
        Discontinued operations                             (0.27)              --            (0.27)              --
                                                       ----------       ----------       ----------       ----------
Diluted loss per common share                          $    (0.32)      $    (0.20)      $    (0.30)      $    (0.16)
                                                       ==========       ==========       ==========       ==========